Exhibit 99.1

PepsiCo Announces Management Changes:

*	Dawn Hudson Promoted to President & CEO of Pepsi-Cola North America * John C. Compton Promoted to President & CEO of QTG Unit Encompassing Quaker Foods and Tropicana/Gatorade Divisions PepsiCo Beverages and Foods North America Chairman & CEO Gary M. Rodkin Leaving For New Career Opportunities

PURCHASE, N.Y., March 30, 2005 — PepsiCo announced today the promotion of two of its senior most executives to lead its North American beverage and food operations, effective immediately and reporting directly to Chairman and CEO Steve Reinemund:

•	Dawn Hudson, 47, President & CEO of Pepsi-Cola North America (PCNA), based in Purchase, NY, will continue to oversee the development, marketing and selling of all beverages distributed through Pepsi’s bottler network. She will lead PCNA’s performance across all channels in the U.S. and Canada, and will also assume total responsibility for aligning all of PepsiCo’s bottler partnerships to drive even greater growth. Ms. Hudson joined PepsiCo in 1997.

•	John C. Compton, 43, has been named President & CEO of QTG, consisting of the Quaker Foods and Tropicana/Gatorade divisions in the U.S. and Canada, and based in Chicago. Mr. Compton, a 22-year PepsiCo executive, was previously Vice Chairman of Frito-Lay North America (FLNA) and President of Salty Snacks. Mr. Compton’s former accountabilities at FLNA will be assumed directly by Irene Rosenfeld, Chairman & CEO of the division.

“The new assignments for these highly talented, versatile executives reflect both their outstanding skills and achievements, and our commitment to make PepsiCo the world leader in convenient foods and beverages,” said Reinemund.

Reinemund continued: “To maintain focus on our ‘liquid refreshment beverage’ strategy as we move into this organization, we have formed a new corporate oversight council comprised of myself and our President and Chief Financial Officer, Indra K. Nooyi. In collaboration with Dawn Hudson and John Compton, we will make decisions regarding strategic direction, and resource and asset allocation in the critical areas of research & development, capital investment and competitive response.”

PepsiCo also announced that Gary M. Rodkin, 52, has decided to leave the company to pursue new career opportunities. He had served as Chairman and CEO of PepsiCo Beverages and Foods North America (PBF) since 2002. The division was formed after PepsiCo’s merger with The Quaker Oats Company by combining all the North American beverage businesses with the Quaker foods business. Mr. Rodkin joined PepsiCo when the company acquired Tropicana in 1998, heading the juice unit and then running Pepsi-Cola North America before moving to his PBF position.

“I want to personally thank Gary for his leadership and contributions, which include not only consistently strong business results, but the tremendous role he has played in driving new capabilities across our beverage and food businesses,” said Reinemund. “Gary’s work at Tropicana, PCNA and PBF showed him to be a world-class leader. We respect his decision and wish him the very best in his next endeavor.”

“PBF has delivered strong results since its inception, and that momentum continues right up until today. I’m proud of what the team has accomplished, and wish them and PepsiCo every continued success,” Rodkin said. “I’m looking forward to a new and different chapter in my career, and to leveraging my 26 years of consumer products experience. This is the right timing for me both professionally and personally,” he added. Mr. Rodkin will remain with PepsiCo through June to ensure a smooth transition.

Indra Nooyi, along with Michael D. White, Chairman and CEO of PepsiCo International (PI), Irene Rosenfeld, Dawn Hudson and John Compton, now serve as PepsiCo’s five business heads, reporting to Steve Reinemund.

PepsiCo is one of the world’s largest food and beverage companies with 2004 annual revenues of $29 billion. Its principal businesses include: Frito- Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generate $1 billion or more in annual retail sales.

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